Strong Performance Leads Regency Energy Partners To Raise 2008 Guidance

DALLAS, July 14, 2008 – Regency Energy Partners LP (Nasdaq: RGNC) announced today an increase in its fiscal year 2008 adjusted EBITDA guidance to a range of $255 million to $270 million from the previously disclosed range of $220 million to $240 million.

“Year-to-date, Regency has performed significantly above budget, and we continue to see strong operating performance,” said Byron Kelley, chairman, president and chief executive officer of Regency. “The increase in Regency’s expected adjusted EBITDA for the full-year is attributable to favorable commodity prices, additional volume growth in North Louisiana, improved fuel efficiencies and higher condensate and sulfur recoveries.”

Regency’s new 2008 adjusted EBITDA guidance range assumes for the balance of 2008 an average crude oil price of $110 per barrel, gas price of $10 per MMBtu, and sulfur price of $220 net per long ton, consistent with observed prices in the first half of 2008.

NON-GAAP FINANCIAL INFORMATION

This press release and the accompanying financial schedules include the non-generally accepted accounting principles ("non-GAAP") financial measures of EBITDA and adjusted EBITDA, which is a key measure of the Partnership’s financial performance.  The accompanying schedule provides a reconciliation of non-GAAP financial measures to the most directly comparable financial measures calculated and presented in accordance with accounting principles generally accepted in the United States of America ("GAAP"). Our non-GAAP financial measures should not be considered an alternative to, or more meaningful than, net income, operating income, cash flows from operating activities or any other measure of financial performance presented in accordance with GAAP as a measure of operating performance, liquidity or ability to service debt obligations.

We define Adjusted EBITDA as net income (loss) plus interest expense, net, depreciation and amortization expense, income tax expense and non-cash loss (gain) from risk management activities. In deriving adjusted EBITDA for the first quarter of 2008, we made positive adjustments for a management services contract termination fee paid in the first quarter of 2008 in connection with our FrontStreet acquisition, the loss on the sale of assets, non-capitalizable acquisition expenses and a charge for a change in our vacation accrual, because those are all non-recurring items.

Adjusted EBITDA is used as a supplemental performance measure by our management and by external users of our financial statements, such as investors, commercial banks, research analysts and others, to assess:

-	financial performance of our assets without regard to financing methods, capital structure or historical cost basis;

-	the ability of our assets to generate cash sufficient to pay interest costs, support our indebtedness and make cash distributions to our unitholders and general partner;

-	our operating performance and return on capital as compared to those of other companies in the midstream energy industry, without regard to financing methods or capital structure; and

-	the viability of acquisitions and capital expenditure projects and the overall rates of return on alternative investment opportunities.

Our adjusted EBITDA may not be comparable to a similarly titled measure of another company because other entities may not calculate adjusted EBITDA in the same manner.

This press release may contain forward-looking statements regarding Regency Energy Partners, including projections, estimates, forecasts, plans and objectives. These statements are based on management's current projections, estimates, forecasts, plans and objectives and are not guarantees of future performance. In addition, these statements are subject to certain risks, uncertainties and other assumptions that are difficult to predict and may be beyond our control. These risks and uncertainties include changes in laws and regulations impacting the natural gas gathering and processing, transportation and contract compression businesses, the level of creditworthiness of the Partnership's counterparties, the Partnership's ability to access the debt and equity markets, the Partnership's use of derivative financial instruments to hedge commodity and interest rate risks, the amount of collateral required to be posted from time to time in the Partnership's transactions, changes in commodity prices, interest rates, demand for the Partnership's services, weather and other natural phenomena, industry changes including the impact of consolidations and changes in competition, the Partnership's ability to obtain required approvals for construction or modernization of the Partnership's facilities and the timing of production from such facilities, and the effect of accounting pronouncements issued periodically by accounting standard setting boards. Therefore, actual results and outcomes may differ materially from those expressed in such forward-looking information.

In light of these risks, uncertainties and assumptions, the events described in the forward-looking statements might not occur or might occur to a different extent or at a different time than the Partnership has described. The Partnership undertakes no obligation to update publicly or to revise any forward-looking statements, whether as a result of new information, future events or otherwise.

Regency Energy Partners LP (Nasdaq: RGNC) is a growth-oriented, midstream energy partnership engaged in the gathering, contract compression, processing, marketing and transporting of natural gas and natural gas liquids. Regency's general partner is majority-owned by an affiliate of GE Energy Financial Services, a unit of GE (NYSE: GE). For more information, visit the Regency Energy Partners LP Web site at www.regencyenergy.com.

CONTACT:

Investor Relations:
Shannon Ming
Vice President, Investor Relations & Communications
Regency Energy Partners
214-239-0093
shannon.ming@regencygas.com

Media Relations:
Elizabeth Browne Cornelius
HCK2 Partners
972-716-0500 x26
elizabeth.cornelius@hck2.com

Reconciliation of forecasted twelve months ended December 31, 2008 net income to adjusted EBITDA

($ in thousands)	Low Estimate	High Estimate

Forecasted net income	$79,547	$94,547
Add:
Interest expense	71,800	71,800
Depreciation and amortization	94,000	94,000
Income taxes	1,400	1,400
EBITDA	$246,747	$261,747
Add:
Non-cash loss from risk management activities	3,090	3,090
Loss on sale of assets	23	23
Vacation accrual accounting change	904	904
Management services contract termination fee	3,888	3,888
Acquisition expenses	348	348
Adjusted EBITDA	$255,000	$270,000